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                                                                     Exhibit 2.1


                            STOCK EXCHANGE AGREEMENT




                                  STOCKHOLDERS

                          THE STOCKHOLDERS NAMED HEREIN






                                   TECHNICLONE

                             TECHNICLONE CORPORATION


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                            STOCK EXCHANGE AGREEMENT


         This STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of January 15, 1997, among those stockholders of PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), who have executed this Agreement and TECHNICLONE CORPORATION, a California corporation to be merged into TECHNICLONE CORPORATION, a Delaware corporation, or its designee ("Techniclone"). To the extent that JENNIFER H. LOBO ("Lobo"), PHILIP E. THORPE, PH.D. ("Thorpe"), SANDERLING VENTURE PARTNERS III, L.P., SANDERLING III LIMITED PARTNERSHIP, SANDERLING III BIOMEDICAL, L.P. and SANDERLING VENTURE MANAGEMENT (collectively, "Sanderling"), S.K. PARTNERS, L.P. ("Saunders"), CODAN TRUST COMPANY LTD., as trustees of the Peregrine Medical Trust ("PMT"), and/or BIOTECHNOLOGY FINANCIAL CORP. ("BFC") enter into this Agreement, they shall each be referred to herein individually as a "Major Stockholder" and collectively as the "Major Stockholders." Any other stockholder of the Company that enters into this Agreement shall be referred to herein individually as a "Minor Stockholder" and collectively as the "Minor Stockholders." The Major Stockholders and the Minor Stockholders shall sometimes be referred to herein collectively or jointly as the "Stockholders."

                                 R E C I T A L S

         A. The Company is engaged in the business of the research and development of drug delivery technology based on monoclonal antibodies.

         B. The Stockholders are the registered and beneficial owners of capital stock of Company in the amounts reflected on Schedule 1.1 hereto. Such shares are collectively referred to in this Agreement as the "Shares".

         NOW, THEREFORE, in consideration of the terms, representations and warranties, covenants, and conditions hereinafter set forth, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                               EXCHANGE OF SHARES


         1.1 EXCHANGE OF SHARES. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) each Stockholder shall transfer, set over and deliver to Techniclone, free and clear of all liens, claims, encumbrances, pledges, options, security interests and any other adverse interests, and Techniclone shall accept and exchange the Techniclone Shares (as defined below) for the Shares held by such Stockholder.

         1.2 TECHNICLONE SHARES. In exchange for each Share transferred to Techniclone, Techniclone shall transfer a number of shares of Techniclone's Common Stock in an amount to be calculated as set forth below in this Section (the "Techniclone Shares"). With respect to Lobo, the number of Shares transferred to Techniclone by Lobo shall also be deemed to include 15,000 shares which are due her by the Company upon her termination as CEO pursuant to the terms of her employment agreement, to the extent the same shall not have been issued as of the Closing Date (the


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"Additional Lobo Shares"). The number of Techniclone Shares to be exchanged for each Share shall be calculated pursuant to the following formula:

         Number of Techniclone Shares exchanged per Share =   5,000,000 - X
                                                              -------------
                                                                    Y

                  where X is equal to a fraction, (i) the numerator of which is the total dollar amount of the aggregate liabilities of the Company, as of the Closing Date, as reflected on Schedule 4.12 hereto, and (ii) the denominator of which is the average over the ten (10) day period ending the date immediately preceding the date that this transaction is publicly announced of the closing sale price of the Techniclone Common Stock as reported by the NASDAQ Small Cap;

and

                  where Y is equal to the number of shares of Common Stock of the Company, on a fully-diluted basis, including, without limitation, the Additional Lobo Shares.

         1.3 DELIVERY OF TECHNICLONE SHARES. At the Closing, Techniclone shall deliver:

                  1.3.1 to the Stockholders, except as provided in Section 1.3.2 below, the number of Techniclone Shares which they are to receive hereunder in an amount determined pursuant to Section 1.2 above, which will be issued in stock certificates registered in the names of the Stockholders.

                  1.3.2 to the Major Stockholders, the number of Techniclone Shares which they are to receive hereunder, in an amount determined pursuant to
Section 1.2, which will be issued in stock certificates registered in the names of the Major Stockholders; provided, however, that a number of shares of Techniclone's Common Stock equal to five percent (5%) of the Techniclone Shares to be exchanged with the Major Stockholders shall be deducted from the total amount of Techniclone Shares to be delivered to the Major Stockholders at the Closing, on a pro rata basis determined in accordance with each Major Stockholder's respective equity interest in the Company immediately prior to the Closing, and shall be put in an escrow account as provided in Section 1.3.3 below.

                  1.3.3 to an escrow agent to be appointed prior to the Closing, (the "Escrow Agent"), an aggregate of five percent (5%) of the Techniclone Shares (the "Escrow Shares") to be exchanged with the Major Stockholders and which shall be deducted from the Techniclone Shares to be delivered to the Major Stockholders, as provided on Section 1.3.2 above, which shall be held by the Escrow Agent pursuant to the terms of an Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), for all or any part of any claims for indemnity of the Major Stockholders pursuant to Article IX hereof. Until such time as the Major Stockholders receive any such Escrow Shares pursuant to the terms of the Escrow Agreement, the Major Stockholders shall have no rights in and to the Escrow Shares and shall not be deemed to have received the Escrow Shares.

         1.4 THE TECHNICLONE SHARES. The Techniclone Shares issued to the Stockholders hereunder, will be issued pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act") and a qualification, or exemption from qualification, under applicable state securities laws, which shall permit such Techniclone Shares to be traded by Stockholders in ordinary brokerage transactions on NASDAQ commencing on the Closing Date, subject, however, to each Stockholder's compliance with the provisions of Section 5.10 below.


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                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Except as disclosed in the schedules and exhibits which shall be delivered at least ten (10) business days prior to the Closing Date (individually referred to as a "Schedule" and collectively as "Schedules") as referenced in the specific Section or Sections hereof to which the disclosure exhibit or schedule pertains, (i) the Major Stockholders severally, but not jointly, represent and warrant to Techniclone all of this Section 2; and (ii) the Minor Stockholders severally, but not jointly, represent and warrant to Techniclone the matters set forth in Sections 2.1.1 and 2.5, as they relate to the Minor Stockholders. The terms "material" and "materially," as used in this Agreement, unless otherwise specifically defined, shall include any specified item, event or matter which, in the aggregate, results in, or may have as a result, an impact which exceeds or may exceed Twenty-Five Thousand Dollars ($25,000). As used herein, any reference to the Stockholder's knowledge shall mean the actual knowledge of any of the Major Stockholders after reasonable investigation.

         2.1      AUTHORITY.

                  2.1.1 Each of the Stockholders has the full power and authority to execute and deliver, and to perform such Stockholder's obligations under this Agreement, the Escrow Agreement and such Stockholder's Non-Competition Agreement (as hereafter defined), to the extent they are parties thereto. Each of the Stockholders has taken all action required by law to authorize this Agreement and the transactions contemplated hereby. Each Stockholder has duly executed and delivered this Agreement on the date hereof with the intent to be bound hereby and to perform his, her or its (as the case may be) obligations hereunder and on the Closing Date. Each Major Stockholder, to the extent that they are parties thereto, has duly executed and delivered the Non-Competition Agreement, Non-Disclosure Agreement and the Escrow Agreement, with the intent to be bound thereby and to perform and comply with his, her or its obligations thereunder. No consents or approvals of any other persons are necessary for each of the Stockholders to carry out the transactions contemplated in this Agreement.

                  2.1.2 This Agreement constitutes the valid obligation of the Stockholders and is legally binding on and enforceable against each of the Stockholders in accordance with its terms, and the Non-Competition Agreements and Escrow Agreement, when executed and delivered by the Stockholders, shall be valid and legally binding obligations of each Major Stockholder enforceable against each Major Stockholder in accordance with the terms thereof, except, in each case, as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any such agreements are sought to be enforced in a proceeding at law or in equity).

         2.2 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to do business in each jurisdiction in which the character of the properties owned by it or the nature of its business makes such authorization necessary and where the failure to be so qualified would have a material adverse effect on the Company or its business or operations. Set forth on Schedule 2.2 are complete and correct copies of (i) the Company's Certificate of Incorporation and all amendments thereto, certified by the Delaware Secretary of State; (ii) the Company's Bylaws, as amended to date,


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certified by the Company's Secretary; (iii) the stock and minute books of the
Company; and (iv) all agreements, commitments or understandings, written or oral, if any, restricting the transfer of or otherwise pertaining to the Shares. The stock and minute books of the Company are complete and accurate and up-to-date in all material respects.

         2.3 LICENSES AND PERMITS. Except as set forth on Schedule 2.3, the Company has obtained all necessary licenses, permits and other similar regulatory approvals or authorizations, and has complied, and is currently in compliance in all material respects, with all federal, state and local laws or regulations and orders applicable to its business, except for those instances where failure to obtain such licenses, permits, approvals or authorizations or to comply with any law, regulation or order will not have a material adverse effect upon its business. The Company has obtained all licenses, franchises, permits, authorizations, concessions and other similar regulatory approvals or authorizations necessary for the conduct of its business, and the Company has substantially complied and is currently in substantial compliance with all statutes, rules, regulations, ordinances, codes, orders, licenses, franchises, permits, authorizations and concessions of any governmental agencies or authorities, including without limitation any applicable federal, state or local building, zoning, occupational safety, antipollution, environmental protection, health or other law, ordinance or regulation that are currently in effect in respect of any of the plants, warehouses, offices, structures or operations of Company used in its business. The Company has not received any written notification, nor any oral notification, alleging any violation of any of the foregoing with respect to which adequate corrective action has not been taken.

         2.4      CAPITALIZATION.

                  2.4.1 At the Closing, the Company's authorized capital stock will consist of One Million Five Hundred Thousand (1,500,000) shares of common stock, $.0001 par value per share, of which, on the Closing Date the number of shares set forth on Schedule 2.4.1 shares, and no more, will be issued and outstanding and Eight Hundred Fifty-Nine Thousand Two Hundred Sixty (859,260) shares of preferred stock, $.0001 par value per share, of which, on the Closing Date, Four Hundred Twenty-Nine Thousand Six Hundred Thirty (429,630) shares and no more will be issued and outstanding. All of the Shares are validly issued, fully paid and non-assessable. Except as set forth on Schedule 2.4.1, no shares of capital stock of the Company are issued or reserved for issuance either upon exercise of any warrants, options or other rights to purchase, or upon conversion of any securities convertible into, shares of capital stock of the Company. No other class of capital stock, or instrument that is convertible or exercisable into or exchangeable for such stock, has been authorized or issued.

                  2.4.2 Schedule 2.4.2 contains a list of all of the stockholders of record and their respective addresses, number of shares and class held. No shares of capital stock of the Company issued in the past three
(3) years were issued in violation or contravention of any applicable federal or state securities laws or regulations and no shares of the Company's capital stock have been issued in violation of any preemptive rights of any stockholder or any agreement to which the Company or any stockholder of the Company is or was a party.

                  2.4.3 Except as set forth on Schedule 2.4.3, the Company has not granted, sold or issued, nor is it a party to any agreement, commitment or understanding providing for the grant, sale or issuance of, nor are there outstanding, any subscriptions, options, warrants or other rights to purchase or receive, and the Company is not obligated to issue, sell or otherwise transfer, any shares of capital stock or other securities of the Company.


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                  2.4.4 Except as set forth on Schedule 2.4.4 hereto, the
Company has not redeemed or otherwise repurchased during the past three (3) years, and between the date hereof and the Closing shall not redeem or purchase or agree to redeem or purchase, (i) any shares of its capital stock or (ii) any shares of stock or equity interest in any subsidiary of the Company, including any partnership of which the Company is a partner or other business entity in which it holds any equity interest.

         2.5 TITLE TO SHARES. Each of the Stockholders, individually, for himself, herself or itself (as the case may be) represents and warrants as to his, hers or its Shares the following: (i) each Stockholder is, and at the Closing will be, the sole owner, beneficially and of record, of the Shares, free and clear of all claims, liens, encumbrances, security interests, pledges, options, charges, restrictions and defects in title of any nature whatsoever, other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement; (ii) as of the Closing, Stockholder shall not have, granted or sold, nor is or will be, a party to any agreement, commitment or understanding, written or oral, providing for the grant or sale of, rights to purchase or restricting the transfer of the Shares; (iii) except as provided in the Amended and Restated Stockholder Rights Agreement dated as of December 18, 1995, a copy of which has been provided to Techniclone prior to the date hereof, Stockholder is not, nor will be at the Closing, obligated to sell or otherwise transfer, any of the Shares to any person or entity except to Techniclone; and (iv) Stockholder will not be acquiring between the date hereof and the Closing, any shares of capital stock of the Company or any equity interest in any subsidiary of the Company from any other person or entity.

         2.6 NO CONFLICTS. Except as disclosed on Schedule 2.6 hereto, neither the execution and delivery nor the performance of this Agreement by the Stockholders, or of any of the other agreements to be entered into by the Stockholders pursuant to or in connection with the transactions contemplated by this Agreement, will, to the knowledge of the Stockholders, result in any of the following:

                  2.6.1 a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of (i) the Certificate of Incorporation or Bylaws of the Company, or (ii) any lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, security or pledge agreement, instrument or other agreement, written or oral, to which the Company or any of the Stockholders is a party or is subject or by which any of their respective assets are bound and which is material to the Company or any of the Stockholders (a "Material Contract");

                  2.6.2 the termination of any Material Contract or the acceleration of the maturity of any indebtedness or other material obligation of the Company or any of the Stockholders;

                  2.6.3 the creation or imposition of any lien, charge or encumbrance on any of the assets of the Company which are material, individually, or in the aggregate, to the Company or its business, or any assets of any of the Stockholders or upon any of the Shares;

                  2.6.4 a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the Company or any of the Stockholders is a party or by which any of their respective properties are bound or any laws or regulations applicable to the Company or its business, where such violation would have a material adverse effect on the Company, its business, financial condition, results of operations or assets; or


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                  2.6.5 the cessation or termination of any other business
relationship or arrangement between the Company and any third party that is material to the Company or its business.

         2.7      SUBSIDIARIES; INVESTMENTS. Except as otherwise set forth on
Schedule 2.7, the Company does not own, directly or indirectly, shares of capital stock of any other corporation or any equity interest in any other entity or business, nor does the Company control, directly or indirectly, any other corporation, association or business organization.

         2.8 FINANCIAL STATEMENTS. The Major Stockholders will cause the Company to deliver to Techniclone on or before the Closing Date financial statements of the Company consisting of audited balance sheets as of December 31, 1996 and December 31, 1995, and related statements of operations, and statements of cash flows and stockholders' equity, as of and for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. On the Closing Date, the Major Stockholders will deliver such financial statements together with an unqualified audit report thereon of Deloitte & Touche LLP (collectively the "Financial Statements"). True and correct copies of the statement of operations, statement of cash flow and statement of stockholders' equity are attached as
Schedule 2.8 hereto. Except as otherwise set forth in the footnotes contained therein, the Financial Statements will be prepared in accordance with GAAP, consistently applied; are in accordance with the books and records of Company; and set forth fairly the financial condition of the Company and the results of its operations as of and at the relevant dates thereof and for the respective periods covered thereby. Except as set forth in Schedule 2.8, the Company does not have any debts, obligations, liabilities or commitments of any nature, whether due or to become due, absolute, contingent or otherwise, that, in accordance with GAAP, are required to be disclosed in a balance sheet or the footnotes thereto, and are not shown on the December 31, 1996 Balance Sheet delivered pursuant hereto, other than liabilities incurred after December 31, 1996 in the ordinary course of business and consistent with past practice. Such post-December 31, 1996 liabilities are not material in amount and have not had and are not expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations or prospects of the Company.

         2.9      ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule
2.9 the Company has not since December 31, 1996:

                  2.9.1 made any change in or amendment to the Certificate of Incorporation or Bylaws of the Company or any recapitalization or reclassification of or other change in the Company's authorized or outstanding capital stock;

                  2.9.2 made any sale or issuance of, or grant of options or rights to acquire, any shares of Common Stock or other securities of the Company or any declaration, setting aside, or payment of dividends in respect of, or any direct or indirect redemption, purchase, or other acquisition of, any shares of capital stock or other securities of the Company, or any agreement, understandings or commitments to do the same;

                  2.9.3 made any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the Shares by any of the Stockholders;

                  2.9.4 executed or commenced performance under any material agreement contract or arrangement not in existence on December 31, 1996, or any amendment, termination


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or revocation, or to the knowledge of any of the Stockholders been advised of any threat of any termination, or revocation, of any material contract or agreement or arrangement, to which the Company is, or at December 31, 1996 was, a party;

                  2.9.5 made any sale, transfer, mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of, on or affecting any of the assets of the Company with a book value at or above $5,000 individually or $25,000 in the aggregate, except sales or utilization of inventory and obsolete equipment in the ordinary course of business and consistent with past practices of the Company;

                  2.9.6 increased the compensation paid or payable or increased the fringe benefits provided to any employee of the Company, or adopted any employee benefit plans not in existence on December 31, 1996;

                  2.9.7 had damage, destruction or loss, whether or not covered by insurance, of any of the assets of the Company in an amount exceeding $5,000 or which adversely affects the Company's ability to continue to conduct its business in all material respects as such business was conducted during the year ended December 31, 1996;

                  2.9.8 incurred any indebtedness, either for borrowed money or in connection with any purchase of assets, or otherwise, or the issuance of debt securities that is not reflected in the December 31, 1996 balance sheet and individually involves more than $5,000 or in the aggregate involves more than $25,000;

                  2.9.9 purchased or leased, or committed to purchase or lease, equipment, machinery, leasehold improvements or other capital items not disclosed in the balance sheet for the year ended December 31, 1996 which involves amounts exceeding $5,000 individually or $25,000 in the aggregate or which is in excess of or represents a departure from the normal, ordinary and usual requirements of the business of the Company;

                  2.9.10 entered into any transaction which would cause it to make a material amendment or cause termination of any material contract or commitment to which it is a party, other than in the ordinary course of business;

                  2.9.11 except for legal fees, accounting fees and other costs associated with this transaction, incurred any obligations or liabilities (whether fixed, unliquidated, absolute, contingent or otherwise) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

                  2.9.12 had any event or condition of any character, which, individually or in the aggregate, materially and adversely affects the Company's business, properties, financial condition or results of operations of its business;

                  2.9.13 made any change in accounting methods (including, without limitation, any change in depreciation, capitalization or amortization policies or rates);

                  2.9.14 made any loan to any person or entity, or guaranteed any loan;


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                  2.9.15 made any waiver or release of any material right or claim except in the ordinary course of business; or

                  2.9.16 had any occurrence subsequent to December 31, 1996 of any other event or circumstance which would have a material and adverse effect on the Company.

         2.10 FIXED ASSETS. Schedule 2.10 contains a list of all machinery, equipment, computers, and substantially all of the furniture, fixtures and other assets or tangible personal property, wherever located, that are leased, used or owned by the Company (the "Fixed Assets"). The Fixed Assets which are reflected on Schedule 2.10 constitute all of the Fixed Assets (exclusive of inventory) necessary for the conduct by Company of its business as now being conducted. Except as set forth on Schedule 2.10, the Fixed Assets, all are in good working order and condition in all material respects.

         2.11     INTANGIBLE PERSONAL PROPERTY.

                  2.11.1 Schedule 2.11.1 contains a true and correct list of all patents, patent applications, trademarks, trademark applications, proprietary information, know-how, research, development, processes, trade secrets, inventions, engineering and other technical information used in the business and all other intellectual property and intangible assets, owned by the Company or in which the Company has rights or licenses, and which are material to the business of the Company, including, without limitation, patents, copyrights, trademarks, service marks, trade names and all applications therefor, processes, trade secrets, research, development, inventions, software, and protected formulae (collectively referred to as "Proprietary Rights").

                  2.11.2 Except as set forth on Schedule 2.11.2, to the best knowledge of the Stockholders, the Company has not infringed, and is not now infringing, any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process belonging to any other person, firm or corporation, which infringement would have an material adverse effect on the Company. Neither the Company nor any Stockholder has received any written notice or other indication of any such claim of infringement.

                  2.11.3 Except as set forth in Schedule 2.11.3, Company is not a party to any license, agreement, or arrangement, whether as licensor, licensee or otherwise, with respect to (i) any patents, trademarks, service marks, trade names, or applications for any of the foregoing, or any copyrights; or (ii) any technology, know-how, process, Proprietary Rights or other intangible assets. The Company owns, or holds adequate licenses or other rights to use, all patents, trademarks, service marks, trade names, copyrights, technology, software, know-how and processes used in or necessary for the operation of the Company's business as now conducted.

         2.12     REAL PROPERTIES; LEASES.

                  2.12.1 Attached hereto as Schedule 2.12.1 is a list setting forth the addresses and brief descriptions of each of the real properties that are owned or leased by the Company, the improvements and structures thereon and the uses being made thereof by the Company. Each such description indicates, among other things, a summary of the terms of the lease or other agreement or agreements with respect to each such real property.


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
                  2.12.2 Schedule 2.12.2 contains a list of all leases under which the Company possesses or uses real property (the "Real Property Leases") and all leases under which the Company possesses or uses items of tangible personal property (the "Personal Property Leases"). True, correct and complete copies of the Real Property Leases and Personal Property Leases have been delivered to Techniclone, together with the names and addresses of the lessors thereunder. The Company is not, and as of the Closing Date will not be, in default, and no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a default, under any of the Real Property Leases or the Personal Property Leases. In addition, the Major Stockholders have caused the Company to deliver to Techniclone true, correct and complete copies of all environmental studies and reports in the possession of the Company or the Stockholders with respect to any of the real properties described in Schedule 2.12.1 and Schedule 2.12.2. To the knowledge of the Stockholders, all of the facilities on the real properties listed on
Schedule 2.12.1 and Schedule 2.12.2 are equipped in substantial conformity with laws and governmental regulations applicable to the Company's business and the zoning of each parcel of real property permits the presently existing improvements and continuation of the business presently conducted thereon and no changes therein are pending or are threatened, and no condemnation or similar proceedings are pending threatened against any of the real properties set forth on Schedule 2.12.1 and Schedule 2.12.2.

         2.13     TITLE TO AND ADEQUACY OF ASSETS. Except as disclosed on
Schedule 2.13 hereto, the Company has good and marketable title to its assets, intangible and tangible, including, without limitation, the Fixed Assets and Proprietary Rights, free and clear of restrictions or conditions on transfer or assignment, and free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, conditions, and conditional sale contracts. Except as set forth on Schedule 2.13, all of the assets of the Company, are in the exclusive possession and control of the Company and the Company has the unencumbered right to use such assets without interference from others.

         2.14 CONTRACTS, AGREEMENTS AND COMMITMENTS. Except for any collective bargaining, labor, employment agreements and employment policies and benefit plans and programs that are otherwise disclosed on the Schedules hereto,
Schedule 2.14 hereto contains an accurate and complete list together with a brief description of each of the contracts, agreements, licenses and instruments to which the Company is a party or is subject, and which is material to the Company or its business. Without limiting the generality of the foregoing, such list includes any contract and agreement and any licenses or instrument which
(i) grants to the Company the right to use, make or develop Proprietary Rights or grants any other person any rights to any Proprietary Rights; (ii) grants a security interest or permits or provides for the imposition of any lien or encumbrance on, or provides for the sale of, any shares of capital stock or other equity securities of the Company, including the Shares, or any assets of the Company (other than sales of Company assets in the ordinary course of business and consistent with past practices); (iii) requires the consent of any third party to, or would be violated by, the consummation by the Stockholders of the transactions contemplated by this Agreement; (iv) involves the borrowing of money, or provides for capital expenditures to be made in the future, in excess of $5,000; (v) provides for an employment or consulting agreement which is not terminable with no more than two weeks' notice or provides for earlier termination with a payment in excess of $5,000; or (vi) involves the licensing, by or to the Company, of patents, Proprietary Rights or other intangible assets of any kind. True, correct and complete copies of all items so listed in
Schedule 2.14 have been furnished to Techniclone. Each of such contracts, agreements, licenses and instruments so listed, or required to be so listed, is a valid and binding obligation of the


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
Company and is enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. Except as otherwise set forth in Schedule
2.14 hereto, there have not been any defaults by the Company or, to the knowledge of the Stockholders, any defaults or claims of default or of non-enforceability by the other party or parties to such contracts, agreements, licenses and instruments which, individually or in the aggregate, would have a material adverse effect on the Company and, to the knowledge of the Stockholders, there are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or by the other party or parties under any of such contracts, agreements, licenses and instruments, or would create a lien or encumbrance upon any of such Shares, or any of the assets of the Company or would otherwise have a material and adverse effect the Company or its business or prospects. Except as set forth on Schedule 2.14, no consent or approval of any party (other than the Company) to any of contracts, agreements, and commitments is necessary in order to allow Techniclone to acquire the Shares, without violating any such contracts, agreements or commitments.

         2.15     COMPLIANCE WITH LAW/PERMITS. Except as set forth in Schedule
2.15 hereto, the Company is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or non-compliance with which could have a material adverse effect on the Company, its business, financial condition, results of operations or prospects. Except as disclosed on Schedule 2.15 hereto, and except for the permit by the California Commissioner of Corporations approving the transactions contemplated by this Agreement after a fairness hearing, no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or any other person is required by the Company in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby. Schedule 2.15 contains a true and correct list of all governmental or municipal licenses, permits, authorizations, contracts, franchises or certificates held by the Company (collectively, the licenses and permits ).

         2.16     EMPLOYEES; LABOR AND EMPLOYMENT AGREEMENTS; BENEFIT PLANS.

                  2.16.1 Schedule 2.16.1 sets forth the name of each director, officer and employee of the Company who receives compensation, together with a description of all compensation and benefits that are payable to such individuals as a result of their employment by or association with the Company. The Major Stockholders have furnished to Techniclone a copy of the Company's employee handbook and a description, in writing, of all employment or personnel policies not set forth in such handbook.

                  2.16.2 Except as disclosed in Schedule 2.16.2, the Company is not a party to or otherwise bound by or subject to any collective bargaining or other labor, employment, deferred compensation, bonus, retainer, consulting, or incentive agreement, plan or contract. The Company is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and it is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the best knowledge of the Stockholders, threatened against the Company, nor, to the best knowledge of the Stockholders, is there any factual basis for any such complaint.

                  2.16.3 Except as set forth on Schedule 2.16.3, Company does not and has not maintained, contributed to or provided benefits under any "employee welfare benefit plan" ("Welfare Plan") or any "employee pension benefit plan" ("Pension Plan") as defined in Section 3(1) and (2), respectively, of the Employee Retirement Income Security Act of 1974 ("ERISA").

                  2.16.4 Neither Company nor any entity which is a member of a "controlled group of corporations" with or under "common control" of Company as defined in Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code"), has contributed or been obligated to contribute to a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

                  2.16.5 Each Pension Plan and each related trust agreement, annuity contract or other funding instrument has received a favorable determination letter with respect to such plan from the Internal Revenue Service, and, to the best of the knowledge of Stockholders, no events have occurred that would adversely affect the tax-qualified status of any plan.

                  2.16.6 To the best of the knowledge of Stockholders, no "disqualified person" (within the meaning of Section 4975(e)(2) of the Code) has engaged in any "prohibited transaction" with any Welfare Plan or Pension Plan, as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

                  2.16.7 The Company does not maintain any Welfare Plan that provides medical benefits to former employees or retirees. For purposes of this
Section 2.16.7, any medical benefits provided to former employees or retirees pursuant to the provisions of the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or pursuant to a state law conversion right shall be disregarded.

         2.17     LITIGATION AND PROCEEDINGS. Except as set forth on Schedule
2.17 hereto, there is no action, suit, proceeding or investigation, or any counter or cross-claim in any action brought by or on behalf of the Company or the Stockholders, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the knowledge of the Stockholders, threatened, against the Company or any of the Stockholders, which (i) could reasonably be expected to adversely affect the Company's or any Stockholder's ability to perform his, her or its obligations under this Agreement or complete any of the transactions contemplated hereby, or
(ii) involves the reasonable possibility of any judgment or liability, or which is reasonably likely to become a claim, against the Company, any of the Stockholders, or Techniclone prior to or subsequent to the Closing. The Stockholders don't know of any fact or circumstance which is reasonably likely to be the basis for the assertion of any such or similar claims or causes of action against the Company, the Stockholders or Techniclone. Neither the Company nor any of the Stockholders is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company or any of its assets or operations.

         2.18   ENVIRONMENTAL AND SAFETY MATTERS.

                2.18.1 Except as set forth on Schedule 2.18.1, the Company has complied, and the operation of its business is in compliance, in all material respects, with all federal, state, local and regional statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety; and no notice of violation of any such statutes, laws, ordinances, rules, regulations and orders with respect thereto or of any permit, license or other authorization relating thereto has been received, nor is any such notice pending or, to the best knowledge of the Stockholders, threatened.

                  2.18.2 Except as set forth on Schedule 2.18.2, there has been no generation, use, treatment, storage, transfer, disposal, release or threatened release of toxic or hazardous substances during the occupancy of properties leased or owned by Company or, to the best knowledge of the Stockholders, prior to such ownership or occupancy. Neither the Company nor the Stockholders have received any notice or claim to the effect that the Company is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances and none of the operations of the Company is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any of the real properties leased, used, operated or owned by the Company or at any other properties as a result of the business conducted by or other activities of the Company. Neither the Company nor the Stockholders have disposed, or had disposed of on the Company's behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility and, to the best knowledge of the Stockholders, after diligent inquiry, each such facility is currently, and at the time of such disposal was, licensed and operating in substantial compliance with all applicable laws, is not currently listed, or threatened to be listed, on any state or federal "superfund" list and there is no proceeding, inquiry or investigation, formal or informal, with respect to any release or threatened release of any toxic or hazardous substances at any such site. For the purposes of this Section 2.18, "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.
Section 9601 et seq.), as amended ("CERCLA"), and its related state and local counterparts.

                  2.18.3 Except as set forth in Schedule 2.18.3, (i) no underground tanks are now located or at any time in the past have been located on any of the property owned, controlled or operated by Company and used in the conduct of its business (all of the foregoing shall be referred to collectively as "Property"), (ii) there are no other substances or conditions in, on or emanating from the Property, including without limitation the surface waters and subsurface waters thereof, which would result in liability under the current version of the CERCLA, the Carpenter-Presley-Tanner Hazardous Substance Account Act, the Porter-Cologne Water Quality Control Act, or any other federal, state or local environmental statutes, ordinances, regulations or guidelines, (iii) there are no pending audits by any governmental entity or agency with respect to groundwater, soil and air monitoring, the storage, burial, release, transportation or disposal of hazardous substances or the use of underground storage tanks by Company or relating to the facilities of Company, and (iv) there are no agreements with any third parties or governmental entity or agency relating to such environmental matters or the cleanup thereof.

         2.19 ILLEGAL OR IMPROPER PAYMENTS. To the best knowledge of each of the Stockholders, during the past five (5) years neither the Company, any subsidiary of the Company nor any of the Company's directors, officers or employees have, in connection with the operation of the Company's business:

                  2.19.1 made any illegal political contribution from assets of the Company;

                  2.19.2 been involved in the disbursement or receipt of corporate funds outside normal internal control systems of accountability;

                  2.19.3 made or received payments, whether direct or indirect, to or from government officials, employees or agents for purposes other than the satisfaction of lawful obligations, or been involved in any transaction that has or had as its intended effect the transfer of funds or assets of the Company other than for the satisfaction of lawful obligations of the Company; or

                  2.19.4 been involved in the willfully inaccurate recording of payments and receipts on the books of the Company or any other matter of a similar nature involving disbursements of funds or assets, and they are not aware of any material inaccurate recording of any payment or receipt on the books of the Company.

         2.20 CERTAIN TRANSACTIONS. Except as set forth in Schedule 2.20, there are no existing or pending transactions, nor are there any agreements or understandings, between the Company and any Stockholder or any of the officers, directors, or employees of the Company, or any entity in which the Company has an equity interest but is not wholly-owned by the Company (an affiliated entity ), or any person related to or affiliated with any of the Stockholders or any officer, director, employee or affiliated entity, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease, licensing or use of any of the assets of or by the Company, with or without adequate compensation, or to any indebtedness owed to or by the Company, in any amount whatsoever. No existing or former stockholder, director or executive officer of the Company has any claims against or disputes with the Company which could result in the imposition of any liability or judgment against the Company or require the Company to make any payment or cease any activities or business in which it is engaged.

         2.21     TAXES AND TAX RETURNS.

                  2.21.1 For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  2.21.2 Except as set forth on Schedule 2.21.2: (i) the Company has duly filed all Tax Returns which are required by law to be filed by it; (ii) the Company has duly paid all Taxes due or claimed to be due from it (whether or not shown on any Tax Return), and, to the best knowledge of the Stockholders, there are no assessments or claims for payment of Taxes now pending or threatened, nor is any audit of the records of the Company being made or threatened by any taxing authority; (iii) there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes; (iv) each Tax Return of the Company filed up to the Closing Date, is correct and complete in all respects; and (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The amount set up as a provision for Taxes, if any, on the December 31, 1996 balance sheet of the Company, is sufficient for the payment of all unpaid Taxes of the Company for which the Company is liable. The Company has properly accrued for payment or withheld and paid when due all sales and use taxes, if any, to appropriate state and/or federal authorities. The Company has properly accrued for payment or has withheld and paid when due all amounts required to be withheld from payments made to its employees, independent contractors, creditors, stockholders, or other third parties.

                  2.21.3 The Company has not waived any statute of limitation in respect of any taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any tax.

                  2.21.4 The Company has not made any payments, and is not obligated to make any payments, nor is the Company a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any tax allocation or tax sharing agreement.

                  2.21.5 The Company (i) is not and never has been required to file a consolidated or combined state or federal income Tax Return with any other person or entity and (ii) is not liable for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

         2.22 INSURANCE. Schedule 2.22 contains an accurate description (including liability limits, deductibles and coverage exclusions) of all policies of fire, general liability, worker's compensation, errors and omissions, and other forms of insurance maintained by or on behalf of the Company to provide insurance protection for the assets and business of the Company. Except as set forth in Schedule 2.22 hereto, all of such policies are now in full force and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past three (3) years. Neither the Company nor any of the Stockholders has received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion.

         2.23 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 2.23 sets forth a true and complete list, as of the date hereof, of each bank or other institution in which the Company has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto and the names of all persons, if any, who hold any powers of attorney for or granted by the Company.

         2.24 OPERATIONAL RESTRICTIONS. The Company is not a party or subject to any undisclosed agreement or instrument or subject to any undisclosed charter or other corporate restriction or any undisclosed judgment, order, writ, injunction, decree, or award, which materially adversely affects, or in the future could materially adversely affect, the Company or its business, assets, financial condition, operating results, or prospects or the ability of the Stockholders to consummate the transactions contemplated by this Agreement.

         2.25 NO BROKER. Neither the Company nor any of the Stockholders has retained an agent, finder or broker in connection with the transactions contemplated by this Agreement. The Stockholders shall indemnify, hold harmless and defend Techniclone for all commissions, finder's and other fees and expenses of any such persons.

         2.26 TECHNICLONE SHARES; SECURITIES LAW COMPLIANCE. Notwithstanding the provisions of Section 5.10, each of the Stockholders who is an "Affiliate" (within the meaning of Rule 145 under the Securities Act) agrees not to transfer, except as may be specifically required by court order, sell, exchange, pledge or otherwise dispose of or encumber the Techniclone Shares at any time except in compliance with Rule 145 promulgated under the Securities Act.

         2.27 DISCLOSURE. The representations and warranties of the Stockholders contained herein and the materials contained in the Schedules attached hereto do not contain any statement of a material fact that was untrue when made or omit any material fact necessary to make the information contained therein not misleading. Information in any one Schedule delivered pursuant hereto need not be repeated in any other Schedule, provided that an appropriate specific cross-reference is made in the other Schedule to such information contained elsewhere in the Schedules.


                                   ARTICLE III

                  REPRESENTATIONS AND COVENANTS OF TECHNICLONE


         3.1 ORGANIZATION. Techniclone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 CORPORATE POWER. Techniclone possesses the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Non-Competition Agreements and the Escrow Agreement.

         3.3 NECESSARY ACTIONS; BINDING EFFECT. Techniclone has taken, or prior to the Closing Date will have taken, all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement, the Non-Competition Agreements and the Escrow Agreement. This Agreement constitutes, and upon their execution and delivery the Non-Competition Agreements and the Escrow Agreement will constitute, valid obligations of Techniclone that are legally binding on and enforceable against Techniclone in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity).

         3.4 NO CONFLICTS. Except as set forth on Schedule 3.4, neither the execution and delivery or the performance of this Agreement, the Non-Disclosure Agreements, the Escrow Agreement or the Non-Competition Agreements by Techniclone, will result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of the Certificate of Incorporation or Bylaws of Techniclone, or any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which Techniclone is a party and which is material to Techniclone ("Material Contract"); (ii) the termination of any Material Contract or the acceleration of the maturity of any indebtedness or other monetary obligation of Techniclone that is material in amount when considered in relation to Techniclone; or (iii) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which Techniclone is a party or by which any of its properties are bound or any laws or regulations applicable to Techniclone, where the violation would have a material adverse effect on Techniclone.

         3.5 TECHNICLONE FINANCIAL STATEMENTS. Techniclone has furnished to the Company and the Stockholders its Annual Report on Form 10-K including a balance sheet of Techniclone as of April 30, 1996 and related statements of income and cash flows for the year then ended, which have been audited by Deloitte & Touche LLP, the Quarterly Report on Form 10-Q for the quarter ended July 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended October 31, 1996 (the "Techniclone Financial Statements"). Such reports, and except as otherwise set forth in the footnotes contained therein, the Techniclone Financial Statements fairly present the financial position of Techniclone as at the date thereof and its results of operations for the periods covered thereby.

         3.6 INVESTMENT INTENT. Techniclone is acquiring the Shares from the Stockholders for investment and not with a view to the sale or distribution thereof. Notwithstanding the foregoing, at any time following the Closing, Techniclone may, if it acquires the requisite number of shares, effectuate a short-form merger of the Company and Techniclone, or a subsidiary of Techniclone, as Techniclone deems appropriate, with the Company or a subsidiary of Techniclone as the surviving corporation in such merger.

         3.7 REPRESENTATIONS AND WARRANTIES. Each representation, warranty or statement made, or information provided, by Techniclone in this Agreement, or in the Schedules hereto or in any certificates or documents to be delivered by Techniclone at the Closing is, or when made shall be, true, complete and correct in all material respects and do not omit any material fact necessary to make the information contained therein not misleading.

         3.8 BROKER. Techniclone has not retained any broker, agent or finder in connection with the transactions contemplated by this Agreement, and Techniclone shall hold harmless the Stockholders from any commission, fee or expenses payable to any such broker, finder or agent by reason of his, her or its retention by Techniclone.

         3.9 EXPENSES. Techniclone shall pay all of the expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of its obligations under this Agreement, the Escrow Agreement and the Non-Competition Agreements.

         3.10 TECHNICLONE COMMON STOCK. All of the Techniclone Shares issued in exchange for the Shares shall be, at the time of issuance and delivery, duly authorized, validly issued, fully paid and non-assessable and no person shall have preemptive rights in connection with or as a result of the issuance of such Techniclone Shares.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE CLOSING


         Unless Techniclone gives its prior written consent, from the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, the Stockholders shall use their reasonable best efforts to cause the Company to conduct its operations as set forth below, it being understood the business of the Company is subject to the control of the Company's Board of Directors.

         4.1 OPERATION OF BUSINESS. Company will operate and conduct its business and operations diligently and only in the ordinary course of business consistent with past practices. The Company shall not increase the amount due and owing to any lender for borrowed money or increase the compensation or benefits of any employee, independent contractor or agent or adopt or amend any employee benefit plan or arrangement of any type which results or may result in an increase in costs or liabilities thereunder of more than $5,000 per month, in the aggregate, above those existing on the date hereof, or otherwise lend or advance any sum or extend credit to any employee, director or stockholder or any of their respective affiliates.

         4.2 ORGANIZATION. The Company will use its reasonable best efforts to preserve intact its organization and use its reasonable best efforts to retain all employees of and the services of all vendors, suppliers, agents and consultants to the Company, commensurate with the requirements of the Company's business.

         4.3 INSURANCE. The Company will maintain insurance, including liability and errors and omissions insurance, consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to businesses of the type conducted by the Company, not take any action to terminate or modify, nor permit the lapse or termination of, the present insurance policies and coverage's of the Company as set forth in Schedule 2.22 hereto.

         4.4 LAWSUITS, CLAIMS. The Company will promptly notify Techniclone of all lawsuits, claims, proceedings or investigations that are, or which any officers of the Company or any of the Stockholders, as a result of events or circumstances actually known to them, has reason to believe may be, threatened, brought, asserted or commenced against the Company or any of its officers or directors, involving or affecting in any way the Company's business or operations, or any of its assets, or the Shares or the transactions contemplated hereby. The Company will not settle any action or proceeding which would materially and adversely affect the Company, its business, financial condition or operating results and, will not release, settle, compromise or relinquish any claims, causes of action or rights.

         4.5 CERTAIN CHANGES. Except as otherwise set forth in Schedule 4.5, the Company will not sell or otherwise dispose, or enter into any agreement for the sale, of any of its assets or properties, except for sales of inventory and obsolete equipment in the ordinary course of business and consistent with past practices, nor will it enter into any agreements providing for or permitting, any of its assets or properties to be subjected to any mortgage, security interest, pledge, option, lien, charge or encumbrance other than liens or security interests in existence on the date hereof and statutory liens to secure taxes that are not yet due and payable.

         4.6 CONDITION OF ASSETS. The Company will maintain in good working order and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations, machinery, equipment, computers, furniture, fixtures, tools, and other tangible assets, wherever located, that are used, leased or owned by the Company.

         4.7 AGREEMENTS AND COMMITMENTS. The Company will observe and perform all terms, conditions, covenants and obligations contained in all existing agreements between the Company and third parties the violation of which would have, individually or in the aggregate, a material adverse effect on the Company or its business, financial condition, operating results or future prospects; and, except as required by any existing agreements, not enter into any new agreements or transactions, or incur any expenditures, liabilities or obligations, other than professional fees incurred in connection with this transaction, involving more than $5,000 individually or $25,000 in the aggregate, or renew, extend, amend or modify any existing agreement involving any commitments, obligations, liabilities or requiring any expenditures that would exceed $5,000 individually or $25,000 in the aggregate. The Company will not take any action which would cause a breach or violation of or default under any material agreement, lease, contract, or other written instrument, commitment or arrangement, or under any permit, license, franchise, judgement, writ or order, applicable to or affecting the Company or its business. The Company will and promptly notify Techniclone in writing of the occurrence of any such breach or default; and not enter into any transaction with any stockholder, director or officer or any person or entity related to or affiliated with any such person.

         4.8 CONSENTS; COMPLIANCE WITH LAWS. The Company will use its reasonable best efforts to obtain and maintain all consents, assignments or approvals of, and licenses, permits and franchises and rights to operate granted by, governmental authorities and agencies and other third parties, in form and substance reasonably satisfactory to Techniclone, the absence or loss of which would have a material adverse effect on the operations, operating results, financial condition or future prospects of the Company either prior to or following the Closing.

         4.9 TAXES. The Company will pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the non-payment of, all Taxes (as defined in Section 2.21.1 hereof) assessed against the Company, any of its assets or its operations.

         4.10 DIVIDENDS, ETC. The Company will not: (i) declare or pay any dividends or make any distributions with respect to or redeem any shares of the Company's capital stock; (ii) accelerate the payment of or prepay any indebtedness or other obligations of the Company; (iii) approve or effect any reclassification or recapitalization of the Company or its authorized or outstanding shares; (iv) merge or consolidate the Company with or sell any of its assets to a third party other than sales of assets in the ordinary course of business and consistent with past practices; (v) approve or commence any proceedings for the liquidation of the Company; or (vi) enter into any agreement to do any of the foregoing.

         4.11 CORPORATE MATTERS. The Company will not: (i) amend its Certificate of Incorporation or Bylaws; (ii) alter the composition or membership of the Company's Board of Directors; (iii) authorize or issue any shares of capital stock of any class or series; (iv) create or issue any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the capital stock of any class or other equity securities of the Company may be directly or indirectly authorized, issued or transferred; or (v) agree to do any of the foregoing.

         4.12 LIABILITIES AND EXPENSES. The Company will not: have, create or incur (whether as principal, surety or otherwise) any actual or contingent liabilities or expenses other than liabilities and expenses set forth on
Schedule 4.12.

         4.13 ACCESS. Subject to the provisions of Article XI below, the Company shall give to Techniclone and its representatives, from and after the date of execution of this Agreement, on prior request therefor from Techniclone or its representatives, such reasonable access during normal business hours to the premises, employees, agents and consultants of the Company, and such copies of the Company's financial statements, books and records, and contracts and leases, Proprietary Rights and other documentation, so as to enable Techniclone to inspect and evaluate all aspects of the business and operations, assets, operating results, condition (financial and other), future prospects, capitalization, ownership, and legal and regulatory affairs of the Company and to verify the accuracy of the information heretofore furnished to Techniclone, and the representations and warranties made in this Agreement, by the Stockholders with respect to the foregoing matters. The Stockholders agree that the Company will furnish all information reasonably requested by Techniclone. Techniclone agrees to conduct its review in a manner designed to minimize any disruption of the Company's operations.

         4.14 CERTAIN COVENANTS OF THE STOCKHOLDERS. Except for the sale of the Shares to Techniclone, from and after the date hereof the Stockholders shall not sell, transfer, pledge, hypothecate or otherwise dispose of any of the Shares or grant any options or rights to purchase, or enter into any agreements which would obligate any of the Stockholders to sell, or entitle any person or entity to acquire, any of such Shares or any interest therein, whether absolute or contingent. Unless and until this Agreement has been terminated in accordance with and for any reason permitted by Article X below, the Stockholders will not, nor will any of their respective representatives, agents, officers, directors, or employees, solicit or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding, oral or written, with, any other person or entity regarding or relating to (i) the sale, merger, or reorganization of the Company; (ii) the sale of any of the Company's assets (other than sales of assets by the Company in the ordinary course of business and consistent with past practices); (iii) the sale or other transfer of any of the outstanding shares of the Company, capital stock or the issuance of any new shares of capital stock or other securities of the Company; or (iv) any other transaction which could cause or result in any change, other than of an immaterial nature, in the Company's business, or which could interfere in any manner with the consummation of the transactions contemplated in this Agreement. Unless and until this Agreement has been terminated in accordance with and for any reason permitted by Article X below, the Stockholders shall use their best efforts to cause the Company, and its representatives, agents, officers, directors, or employees, not to solicit or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding, oral or written, with, any other person or entity regarding or relating to (i) the sale, merger, or reorganization of the Company; (ii) the sale of any of the Company's assets (other than sales of assets by the Company in the ordinary course of business and consistent with past practices); (iii) the sale or other transfer of any of the outstanding shares of the Company, capital stock or the issuance of any new shares of capital stock or other securities of the Company; or (iv) any other transaction which could cause or result in any change, other than of an immaterial nature, in the Company's business, or which could interfere in any manner with the consummation of the transactions contemplated in this Agreement.

         4.15 FURNISHING OF CERTAIN INFORMATION. If requested by Techniclone, the Stockholders (i) shall cause the Company to make, or cause to be made, available to Techniclone true and correct copies of the Company's historical audited and interim financial statements for any periods prior to the Closing Date and such other information concerning the Company or its business as Techniclone may request, provided, however, that with respect to financial or other information for any periods prior to January 1, 1993, such financial statements and other information need be furnished only to the extent that the Company or the Stockholders can obtain such financial statements or other information without unreasonable effort and expense; (ii) shall permit Techniclone's independent public accountants to have access to the books and records of the Company so that financial information of the Company and its subsidiaries, if any, can be reviewed or audited; and (iii) shall permit such financial statements and other information concerning the Company or its business to be disclosed in any public filing by Techniclone under or pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended ("Securities Filings"). In addition, the Company and the Stockholders shall use their best efforts to cause the Company's independent public accountants to provide such information and assistance, including the execution and delivery of opinions and consents with respect to the Company's historical consolidated financial statements, as may be required by Techniclone for inclusion in any such Securities Filings. Disclosure of such financial statements and information furnished hereunder in any Securities Filing or Filings shall not constitute a breach or violation of the confidentiality provisions of Article XI of this Agreement.


                                    ARTICLE V

                  OBLIGATIONS PENDING AND FOLLOWING THE CLOSING


         5.1 TERMINATION OF SECURITY INTERESTS, LIABILITIES, LIENS AND OPTIONS. Except for those obligations, options or liabilities set forth in Schedule 4.12 which obligations, options and liabilities shall be discharged by Techniclone in accordance with the applicable payment terms (except as provided in Section
8.3.3 below), the Stockholders shall cause to be discharged, without cost, liability, payment, obligation or diminution of assets of the Company, all of the Company's obligations, options or liabilities. The Stockholders shall cause to be removed, by the Closing Date, at no cost, liability, payment or obligation, or diminution in assets of the Company or Techniclone, all security interests, liens, claims, encumbrances and adverse interests on or attaching to any of the Company's assets, that are set forth on Schedule 5.1

         5.2 CONSENTS. Each party to this Agreement shall use its reasonable best efforts to obtain or cause to be obtained at the earliest practicable date, and prior to March 15, 1997, all consents, approvals and licenses, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any material agreement, contract, instrument or applicable law or regulation, license or permit, to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and licenses.

         5.3 DISCLOSURE SCHEDULES. The Major Stockholders shall deliver or cause the Company to deliver the Schedules to Techniclone at least ten (10) business days prior to the Closing, and shall take all reasonable actions reasonably requested by Techniclone to cause any items on such Schedules, which are exceptions to the representations and warranties set forth in Article 2, to be removed.

         5.4 PERMIT. As soon as practicable after the date hereof, Techniclone shall prepare and file an application (the "Application") with the California Department of Corporations (the "DOC") under Section 25121 of the California Corporations Code for approval of the terms of this Agreement after a hearing. Techniclone shall use its best efforts to cause the DOC to grant the Permit, including appearing at any hearing required thereunder, in order that the approval by the DOC would permit Techniclone to issue the Techniclone Shares without registration under the Securities Act pursuant to an exemption provided in Section 3(a)(10) thereof.

         5.5 LISTING OF TECHNICLONE SHARES. Techniclone shall cause to be prepared and submitted applications to NASDAQ covering the listing of the Techniclone Shares on NASDAQ Small Cap and will use its best efforts to obtain approval for the listing of the Techniclone Shares.

         5.6 BLUE SKY APPROVALS. Techniclone shall obtain, prior to the Closing all necessary state securities law permits and approvals required to issue the Techniclone Shares to the Stockholders.

         5.7 FURTHER ASSURANCES. Each party hereto shall execute and deliver, both before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

         5.8 NOTICE OF BREACH. Each party to this Agreement will immediately give notice to the other parties of the occurrence of any event, or the failure of any event to occur, that results in a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein.

         5.9 STOCKHOLDER'S EXPENSES. Each Stockholder shall pay all costs and expenses incurred or to be incurred by them, in their individual capacities, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         5.10 RESTRICTION ON SALE OF TECHNICLONE SHARES. Except as provided below in this Section or unless otherwise consented to in writing by Techniclone, for a period of (i) 180 days following the closing date if the Techniclone Shares become freely tradeable as a result of being issued under an exemption from registration under the Securities Act, or (ii) if the Techniclone Shares are not freely tradeable as a result of (i) above, then 120 days from the date on which a registration statement covering the Techniclone Shares is filed with the Securities and Exchange Commission, no Major Stockholder may sell any Techniclone Shares without the prior written consent of Techniclone. Notwithstanding the foregoing, each Major Stockholder may sell up to 10,000 Techniclone Shares per month during such 180 day period, provided that such Major Stockholder does not sell more than an aggregate of 50,000 Techniclone Shares during such 180 day period.

         5.11 PEREGRINE CHARTER DOCUMENTS. Following the Closing, Techniclone shall not take any action as a stockholder of the Company or otherwise, to amend the provisions of the Company's Certificate of Incorporation or Bylaws which relate to the indemnification of the Company's officers and directors, if such amendment would further limit or reduce the scope of such indemnification.

         5.12 AGREEMENT TO NOMINATE. Effective upon the Closing, Techniclone will have agreed, at each meeting of Techniclone's stockholders at which directors are to be elected, to nominate, recommend the election by Techniclone's stockholders and use its best efforts to effect the election to the Board of Directors of Techniclone of one individual designated by the Major Stockholders who have entered into this Agreement. This right shall terminate on the date on which the Major Stockholders hold in the aggregate less than 8% of the outstanding shares of Techniclone Common Stock.


                                   ARTICLE VI

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TECHNICLONE


         The obligations of Techniclone to consummate the acquisition of the Shares and to perform its other obligations under this Agreement, shall be subject to the fulfillment, or waiver by Techniclone, at or prior to the Closing Date of each of the conditions set forth in this Article VI (provided that any such waiver by Techniclone, to be effective, must be in writing and executed by Techniclone).

         6.1 COMPLETION OF DUE DILIGENCE REVIEW. Techniclone shall have completed its due diligence review of the Company to Techniclone's satisfaction including without limitation Techniclone's review of the Company's Proprietary Rights, financial statements, corporate and stock records, facilities, equipment and the Company's compliance with representations and warranties contained in this Agreement.

         6.2 RECEIPT AND COMPLETION OF DISCLOSURE SCHEDULE REVIEW. Techniclone shall have received the Schedules at least ten (10) business days prior to the Closing and completed its review of such Schedules to Techniclone's reasonable satisfaction. In addition, the Stockholders shall take and shall use their best efforts to cause the Company to take all reasonable actions reasonably requested by Techniclone to cause any items on such Schedules, which are exceptions to the representations and warranties set forth in Article 2, to be removed.

         6.3 THORPE STOCK ISSUANCE. Prior to the Closing, the Company shall have issued and sold to Thorpe that number of shares of the Company's Common Stock so that, after such issuance, the aggregate number of shares of the Company's Common Stock owned by Thorpe shall equal 10% of the outstanding Common Stock of the Company on a fully-diluted basis.

         6.4 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Stockholders in or pursuant to this Agreement or in the Schedules hereto shall have been true and correct on the date hereof, and also at and as of the Closing Date with the same force and effect as if made again at and as of that time.

         6.5 PAYMENT OF OBLIGATIONS, LIABILITIES AND TERMINATION OF SECURITY INTERESTS. Receipt by Techniclone of (i) evidence that Stockholders have paid in full or otherwise discharged the obligations set forth in Schedule 5.1 as required by Section 5.1 hereto, (ii) evidence that Stockholders have paid in full or otherwise discharged all liabilities of the Company, except those set forth on Schedule 4.12, and (iii) UCC Termination Statements and such other evidences of release and/or termination of the security interests, pledges, liens and other encumbrances as Techniclone shall reasonably request, terminating all security interests, pledges and liens and other encumbrances listed on Schedule 5.1 hereto.

         6.6 ABSENCE OF LITIGATION. There shall be no litigation, whether brought against the Company, Techniclone, or any of the Stockholders, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

         6.7 PERFORMANCE OF OBLIGATIONS. The Stockholders shall have performed and complied, in all material respects, with all covenants, conditions and obligations required by this Agreement to have been performed by the Stockholders at or prior to the Closing.

         6.8 NON-COMPETITION AND NON-DISCLOSURE AGREEMENTS. To the extent that they are parties hereto, Lobo (individually and on behalf of BFC and PMT) and Thorpe shall have entered into a Non-Competition Agreement in the form of Exhibit B-1 attached hereto, with terms of two years and three years, respectively, from the date that such Major Stockholders are no longer employees or consultants of the Company. To the extent that they are parties hereto, Saunders and Sanderling shall have entered into a Non-Disclosure Agreement in the form of Exhibit B-2 attached hereto. A portion of the Techniclone Shares issued to such Major Stockholders constitutes the consideration for executing such Non-Competition Agreement and Non-Disclosure Agreement, and for each Major Stockholder his, her or its obligations thereunder.

         6.9 NO ADVERSE CHANGES. Since December 31, 1996 there shall not have been any material adverse change in (i) the condition or prospects, financial or otherwise, and operating results of the Company, and (ii) the ability of the Company to continue to conduct its business in the usual and ordinary course.

         6.10 OTHER CONSENTS AND APPROVALS. Receipt of all consents and approvals required for the consummation of the transactions contemplated by this Agreement and to permit Techniclone to acquire all of the Shares of the Company pursuant hereto, without thereby violating any laws, government regulations or agreements to which Techniclone is subject or is a party, in form and substance reasonably acceptable to Techniclone.

         6.11 PERMIT. The DOC shall have issued the Permit as contemplated herein, unless such condition has been waived by the Stockholders holding a majority of the Shares on the Closing Date, as described in Section 7.3.

         6.12 LISTING OF TECHNICLONE SHARES. NASDAQ shall have approved the listing of the Techniclone Shares.

         6.13 ACQUISITION OF REQUISITE PERCENTAGE OF SHARES. Stockholders of the Company shall have agreed to exchange not less than fifty-one percent (51%) of the shares of Common Stock of the Company on a fully-diluted basis and not less than one hundred percent (100%) of the Series A Preferred Stock and Series B Preferred Stock of the Company, pursuant to the terms of this Agreement.

         6.14 CERTIFICATES. Receipt of a certificate or certificates executed by the Major Stockholders, dated as of the Closing Date and reasonably satisfactory in form and substance to Techniclone, certifying that (i) each of the representations and warranties of the Major Stockholders contained herein was true and correct when made and is true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, and (ii) the Stockholders have performed and complied in all material respects with all agreements, obligations, covenants and conditions required to be performed or complied with by them pursuant hereto on or prior to the Closing Date, except as may have been waived in writing by Techniclone.

         6.15 OPINION OF COUNSEL. Receipt of a favorable opinion dated the date of Closing from Palmer & Dodge LLP, counsel to the Stockholders, in form and substance satisfactory to Techniclone, covering the matters set forth in Exhibit C hereto.

         6.16 NO DEFAULTS. There shall be no defaults under any of the contracts, agreements and commitments set forth on the Schedules hereto that would have a material adverse effect on the Company, its business, condition (financial or other), results of operations or prospects.

         6.17 ESCROW AGREEMENT. The Major Stockholders shall have executed and delivered to Techniclone the Escrow Agreement in substantially in the form of Exhibit A attached hereto.

         6.18 DELIVERY OF SHARES TO ESCROW. The Escrow Shares shall have been delivered to the Escrow Holder and held in escrow pursuant to the Escrow Agreement.

         6.19 TERMINATION OF LOBO. Lobo's employment with the Company shall have been terminated by the Company prior to the Closing Date.

         6.20 AGREEMENT AND WAIVER OF COMPANY. The Company shall have delivered an enforceable, validly executed instrument to Techniclone, in which the Company
(i) waives the applicability of the right of first refusal provisions set forth in Section 2.4 of the Amended and Restated Stockholder Rights Agreement (the "Stockholder Rights Agreement") dated as of December 18, 1995 (the "Right of First Refusal") as it applies to the transactions contemplated herein and to each Stockholder who is a party hereto, (ii) consents to the transfer by each Stockholder of their respective Shares to Techniclone, pursuant to Section 2.1 of the Stockholder Rights Agreement and (iii) agrees to comply with the provisions of Section 4.13 of this Agreement.

         6.21 ADDITIONAL INSTRUMENTS. The Stockholders shall have caused the Company to deliver to Techniclone certified copies of resolutions duly adopted by the Company's Board of Directors and, if required under applicable law, by the stockholders of the Company, waiving the Right of First Refusal, consenting to the transfer of each Stockholder's Shares to Techniclone and such other or additional instruments, consents, endorsements and documents as Techniclone reasonably deems to be necessary to enable the transactions contemplated by this Agreement to be consummated as provided in this Agreement. All other proceedings in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to Techniclone and its counsel.


                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                               OF THE STOCKHOLDERS

         The obligations of the Stockholders to consummate the transfer of the Shares to Techniclone and to perform their other obligations under this Agreement shall be subject to the fulfillment, or the waiver by the Stockholders, at or prior to the Closing, of each of the following conditions (provided that any such waiver, to be effective, must be in writing and signed by the Stockholders holding a majority of the Shares):

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Techniclone in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing with the same force and effect as though made at and as of that time.

         7.2 PERFORMANCE. Techniclone shall have performed and complied, in all material respects, with all of its covenants, conditions and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.

         7.3 PERMIT. The DOC shall have issued the Permit as contemplated herein; provided however, that if the DOC shall have failed to issue the Permit, and the Stockholders holding a majority of the Shares waive such failure, Techniclone shall use its reasonable best efforts to file a registration statement covering the Techniclone Shares under the Securities Act, within ninety (90) days after the Closing Date, and shall cause such registration statement to remain effective until such time as the Stockholders, who are not deemed to be "Affiliates" of Techniclone (within the meaning of Rule 144(a)(1) of the Securities Act), may sell their respective Techniclone Shares pursuant to Rule 144(k) of the Securities Act.

         7.4 LISTING OF TECHNICLONE SHARES. NASDAQ shall have approved the listing of the Techniclone Shares.

         7.5 CERTIFICATES. Receipt from Techniclone of a certificate, dated as of the date of Closing and signed by the President or the Chief Financial Officer of Techniclone, certifying that (i) each of its representations and warranties contained herein was true and correct when made and is true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, and (ii) it has performed and complied in all material respects with all agreements, obligations, covenants and conditions required to be performed or complied with by it pursuant hereto on or prior to the Closing Date, except as may be waived in writing by the Stockholders.

         7.6 OPINION OF COUNSEL. Receipt of an opinion dated the date of Closing from Stradling, Yocca, Carlson & Rauth, a Professional Corporation, substantially in form of Exhibit D hereto.

         7.7 ABSENCE OF LITIGATION. There shall be no litigation, whether brought against the Company, Techniclone, or any of the Stockholders, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

         7.8 NO ADVERSE CHANGES. Since the date of this Agreement there shall not have been any material adverse change in (i) the condition or prospects, financial or otherwise, and operating results of Techniclone, and (ii) the ability of Techniclone to continue to conduct its business in the usual and ordinary course.

         7.9 COMPLIANCE WITH STOCKHOLDERS AGREEMENT REGARDING TRANSFER. To the extent required, Techniclone shall have delivered to each Stockholder an instrument substantially in the form of Exhibit A to the amended and restated Stockholder Rights Agreement, agreeing to be bound by the terms thereof applicable to its transferor.


                                  ARTICLE VIII

                                     CLOSING

         8.1 CLOSING DATE. Provided that all conditions precedent to the consummation of the sale and purchase of the Shares set forth in Articles VI and VII have been satisfied or waived on or prior to March 15, 1997, the consummation of the transfer of the Shares (the "Closing") shall take place at the offices of Techniclone's counsel, in Newport Beach, California, at 10:00 A.M. on the fifth (5th) business day immediately following the satisfaction or waiver of all of the conditions precedent to the respective obligations of the parties hereto, but in no event later than March 15, 1997, or such other date or location as is mutually agreed upon by the parties hereto (the "Closing Date").

         8.2 DELIVERIES AT THE CLOSING BY THE STOCKHOLDERS. The Stockholders shall deliver to Techniclone the following:

                  8.2.1 The stock certificates evidencing all of the Shares, accompanied by appropriate instruments of transfer duly executed by the Stockholders;

                  8.2.2 The Non-Competition Agreements duly executed by the Lobo (individually, and on behalf of BFC and PMT) and Thorpe, only to the extent they are parties hereto;

                  8.2.3 The Non-Disclosure Agreements duly executed by Saunders and Sanderling, only to the extent that they are parties hereto;

                  8.2.4 The Escrow Agreement duly executed by the Major Stockholders;

                  8.2.5 Evidence of the issuance of the permits, approvals and consents required hereunder;

                  8.2.6 All documents and instruments and records pertaining to bank accounts and safety deposit boxes of the Company, together with such instruments as the depository institutions where such accounts and safety boxes are maintained may require to change the signatories on such accounts and for such safety deposit boxes; and

                  8.2.7 Each of the certificates, documents, instruments and evidences required to be delivered to Techniclone pursuant to Section 6 above.

         8.3 DELIVERIES AT THE CLOSING BY TECHNICLONE. Techniclone shall deliver the following:

                  8.3.1 to the Stockholders, stock certificates evidencing the Techniclone Shares, other than the Escrow Shares, to be issued in the names of the Stockholders;

                  8.3.2 to the Company, an instrument pursuant to which Techniclone shall assume the liabilities of the Company reflected on Schedule
4.12 hereto; and

                  8.3.3 to Palmer & Dodge LLP, the Company's corporate counsel, accrued but unpaid legal fees of the Company as evidenced by invoices delivered to Techniclone prior to the Closing Date, in an amount not to exceed $175,000.


                                   ARTICLE IX

                      INDEMNIFICATION AND WAIVER OF CLAIMS

         9.1 INDEMNITY AGAINST CLAIMS. The Major Stockholders shall severally, but not jointly, indemnify and hold Techniclone and/or Company and its successors-in-interest harmless from and against the following:

                  9.1.1 Any and all loss (including, without limitation, diminution in value), cost, liability, damage, deficiency, claim, action, suit, proceeding, demand, assessment or judgment ("Loss") that Techniclone or Company may suffer, sustain, incur or become subject to or arising out of or due to any inaccuracy or breach of any representation or warranty or non-fulfillment of any covenant or agreement on the part of Stockholders, contained in this Agreement or any certificate or schedule furnished or to be or being furnished to Techniclone pursuant hereto.

                  9.1.2 Any and all costs and expenses, including interest, penalties and reasonable attorneys' fees, reasonably incurred by Techniclone in connection with investigating, prosecuting or defending any such liability, loss, claim, action, suit, proceeding, demand, deficiency, assessment or judgment arising from 9.1.1 herein.

                  9.1.3 No indemnification within the scope of Sections 9.1.1 and 9.1.2 shall be due hereunder unless and to the extent that such indemnification shall individually or in the aggregate exceeds the sum of One Hundred Thousand Dollars ($100,000). In no event, however, shall any Major Stockholder be obligated to indemnify Techniclone for the amount of any Loss or expense suffered or incurred by Techniclone, net of any reimbursements by insurance (net of the premiums, if any, paid by Techniclone or Company attributable to a period after the Closing for the insurance policy under which the claim is paid), which exceed the lesser of (i) fair market value of the Techniclone Shares issued to such Major Stockholder hereunder, at the time such indemnification is sought; or (ii) the fair market value of the Techniclone Shares issued to such Major Stockholder as determined by calculating the average of the last reported sales price of the Techniclone Common Stock over the ten
(10) trading days immediately prior to that date that the transaction is publicly announced.

                  9.1.4 Any and all tax deficiencies or assessments, including interest and penalties, which exceed the reserve on the Closing Balance Sheet for such deficiencies or assessments and which are for periods or fiscal years which end on or prior to the Closing Date.

                  9.1.5 Any and all costs and expenses, including interest, penalties and reasonable attorneys' fees, reasonably incurred by Techniclone in connection with investigating, prosecuting or defending any such liability, loss, claim, action, suit, proceeding, demand, deficiency, assessment or judgment in connection with or arising from any indemnity claim in this Article IX.

         9.2 NOTICE OF CLAIM, ASSUMPTION OF DEFENSE AND SETTLEMENT OF CLAIM. With respect to any third party claim against Company and/or Techniclone arising within the applicable periods specified in Section 9.4 and which claim is within the scope of this Section 9, the following procedures shall be observed:

                  9.2.1 Techniclone shall promptly give notice to the Major Stockholders of the making of any claim or the commencement of any legal proceedings against Company and/or Techniclone, and shall permit the Major Stockholders to assume the defense of any such claim or any litigation resulting from such claim with counsel reasonably satisfactory to Techniclone and/or Company. Failure by the Major Stockholders to notify Techniclone and/or Company of the election of the Major Stockholders to defend any such action within thirty (30) days after notice thereof shall have been given shall be deemed a waiver by the Major Stockholders of their right to defend such action. The Major Stockholders shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (except with the written consent of Techniclone and/or Company), or enter into any settlement (except with the written consent of Techniclone and/or Company), which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to Company and/or Techniclone, of a release from all liability in respect of such claim or litigation. If the Major Stockholders elect to assume hereunder the defense of any claim or litigation resulting from a claim, Techniclone will, and agrees to cause Company to, cooperate with the Major Stockholders in such defense. The Major Stockholders shall bear all costs and expenses which they incurred in defending such action and shall pay any and all damages assessed in such action; provided, however, that if a Major Stockholder assumes the defense of any such action, then Stockholders shall have no obligation to indemnify Techniclone for any costs or expenses within the scope of Section 9.1.2 hereof incurred by Techniclone in connection with such action.

                  9.2.2 If the Major Stockholders do not assume the defense of any such third party claim or litigation resulting therefrom, Company and/or Techniclone, at their own expense, may defend against such claim or litigation and may make such settlements in such manner and amounts as they may reasonably deem appropriate.

         9.3 SECURITY FOR INDEMNIFICATION. The Major Stockholders hereby authorize Techniclone at the Closing to deposit with the Escrow Holder (as that term is defined in the Escrow Agreement) the Escrow Shares constituting five percent (5%) of the Techniclone Shares which would otherwise be exchanged for the Shares held by the Major Stockholders. The Techniclone Shares shall not be delivered or transferred to the Major Stockholders at the Closing, but will be held in escrow and disbursed to the Major Stockholders pursuant to the Escrow Agreement. The Major Stockholders shall authorize the Escrow Holder to release such amounts of the Escrow Shares as are, from time to time, necessary to fulfill Stockholders' obligations under Section 9.1 hereof to indemnify Techniclone and/or the Company. The establishment of the escrow is for the purpose of partially securing the rights of Techniclone and/or the Company pursuant to this Article IX and Techniclone is not precluded from asserting any other rights or securing any other remedies against Stockholders directly for payment of the obligations of the Major Stockholders under Section 9.1 hereof. All claims for indemnification shall be made against the Escrow Shares until depleted, and thereafter against the Major Stockholders directly, on a pro rata basis, in proportion to their respective equity interest in the Company immediately prior to the Closing, subject to the provisions of Section 9.5 below.

         9.4 TIME LIMITATIONS ON ASSERTION OF CLAIMS. Techniclone shall give notice to the Major Stockholders of any claim for indemnification pursuant to Section 9.1 within twenty-four (24) months after the Closing Date, except that notices of claims (i) relating to tax deficiencies pursuant to Section
9.1.4 may be given within the applicable periods of the statutes of limitations for the assertion of such claims against Company or Techniclone, (ii) relating to Sections 2.1, 2.4, 2.5 and 2.8 may be given at any time, (iii) relating to
Section 2.11, any time within the ten (10) year period commencing on the Closing Date and (iv) relating to Sections 2.16 and 2.18, may be given as long as the applicable statute of limitations for the assertion of such claims against Company or Techniclone.

         9.5 INDEMNITY PAYMENTS. Any liability of the Major Stockholders which has been finally determined under the indemnification provision herein set forth shall be settled within ten (10) days of such final determination in accordance with the provisions of the Escrow Agreement. The amount of any liability of the Major Stockholders which (i) has been determined after, or results in, the depletion of the Escrow Shares or (ii) has been determined after the termination of the Escrow Agreement, shall be paid by the Major Stockholders first by the delivery of shares of Techniclone Common Stock having the value equal to the amount of such liability not recovered pursuant to the Escrow Agreement. The value of Techniclone Common Stock shall be for the purposes of this Section 9.5 the greater of (i) the fair market value of the Techniclone Shares issued to such Major Stockholder hereunder, at the time such indemnification is sought; or (ii) the fair market value of the Techniclone Shares issued to such Major Stockholder as determined by calculating the average of the last reported sales price of the Techniclone Common Stock over the ten
(10) trading days immediately prior to that date that the transaction is publicly announced.



                                    ARTICLE X

                                   TERMINATION

         10.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing, without liability to the terminating party:

                  10.1.1 By mutual written consent of Techniclone and the Stockholders, or

                  10.1.2 By either the Stockholders or Techniclone if all conditions precedent to such terminating party's obligation to close have not been satisfied or waived by the date fixed herein for the Closing or if the Closing has not theretofore taken place no later than May 1, 1997, provided that, in each of the foregoing cases the party so terminating is not in breach of any of its material obligations under this Agreement.

         10.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by Techniclone or the Stockholders or by both Techniclone and the Stockholders pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Techniclone or the Stockholders, if this Agreement is terminated as provided herein:

         10.3 ACTIONS FOLLOWING TERMINATION. Following termination of this Agreement, the parties covenant to perform as set forth in this Section 10.3.

                  10.3.1 Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

                  10.3.2 All information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be disclosed to third parties by such party to the detriment of the party who furnished such information.

                  10.3.3 Except as hereinabove provided in this Section 10, the respective obligations of the parties hereto under this Agreement shall terminate, provided that if any party hereto has breached any of its material obligations or representations or warranties under this Agreement prior to the termination of this Agreement, termination of this Agreement shall not release such party from liability therefor to the other party.


                                   ARTICLE XI

                                 CONFIDENTIALITY

         Each party acknowledges that it may have access to various items of proprietary and confidential information of the other in the course of investigations and negotiations prior to Closing. Except as otherwise provided in Sections 4.15 and in connection with the Application referenced in Section
5.4 above, each party agrees that any such confidential information received from the other party shall be kept confidential and shall not be used for any purpose other than to facilitate the completion of the transactions contemplated herein. The disclosure of such financial or other information by Techniclone as provided in Section 4.15 above, and the release of information to Techniclone's insurers for risk assessment purposes, shall not constitute a breach of this
Article XI. Confidential information shall include any business or other information which is delivered by one party to the other, unless such information (i) is already public knowledge or (ii) becomes public knowledge through no fault, action or inaction of the receiving party, or (iii) was known by the receiving party, or any of its directors, officers, employees, representatives, agents or advisors prior to the disclosure of such information by the disclosing party to the receiving party. No party hereto, nor its respective officers, directors, employees, accountants, attorneys, or agents shall intentionally disclose the existence or nature of, or any of the terms and conditions relating to, the transaction referred to herein, to any third person, specifically including, but not limited to, the employees of the Company and other parties with whom the Company may contract in the course of operating its business; provided, however, that such information may be disclosed in applications or requests required to be made to obtain licenses, permits, approvals or consents needed to consummate the transactions contemplated herein or in filings under the Securities Acts as provided in Section 4.15 above.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed, certified, return-receipt requested, postage prepaid:

                  (a) If to any or all of the Stockholders, to the address provided to Techniclone by each Stockholder.

                                    If to Lobo, with copies to:

                                            Kramer, Levin, Naftalis & Frankel
                                            919 Third Avenue
                                            New York, NY  10022
                                            Attention:  Ezra G. Levin, Esq. and
                                            Richard Marlin, Esq.

                                    If to Thorpe, with copies to:

                                            Richard Weinstein, Esq.
                                            1899 L Street, N.W., Suite 500
                                            Washington, D.C.  20036

                  (b)      If to Techniclone, addressed to:

                                            Techniclone Corporation
                                            14282 Franklin Avenue
                                            Tustin, California 92780-7017
                                            Attn:  Lon H. Stone

                                    With copies to:

                                            Stradling, Yocca, Carlson & Rauth
                                            660 Newport Center Drive, Suite 1600
                                            Newport Beach, CA 92660-6441 Attn:
                                            R.C.Shepard, Esq.

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered seventy-two (72) hours after mailing thereof. If any notice is sent by facsimile machine ("fax") to a party, it will be deemed to have been delivered on the date the fax thereof is actually received, provided the original thereof is sent by mail, in the manner set forth above, within twenty-four (24) hours after the fax is sent.

         12.2 ASSIGNMENT. No Stockholder may assign this Agreement, or assign their respective rights or delegate their respective duties hereunder, without the prior written consent of Techniclone.

Prior to the Closing, Techniclone may not assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of Stockholders holding a majority of the Shares, except to a wholly-owned subsidiary of Techniclone.

         12.3 SEVERABILITY. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         12.4 JOINT PRESS RELEASE. The parties agree to consult with each other and to cooperate prior to issuing any press release or other public announcement with respect to the transactions contemplated by this Agreement. No such press release shall be issued by any party without the prior written consent of the other party; provided, however, that a party may proceed with publication of such a release or other public disclosure even if another party hereto has refused to give its consent thereto, if the release or public disclosure is, in the reasonable judgment of the releasing party, required for it to meet, on a timely basis, its obligations under laws or regulations applicable to it, including under the Federal Securities Laws.

         12.5 GOVERNING LAW. This Agreement is deemed to have been made in the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of California.

         12.6 INCORPORATION AND AMENDMENT. This Agreement, the Schedules and Exhibits hereto and each additional agreement and document referred to herein constitute the entire Agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof. This Agreement may not be modified, amended or terminated except by written agreement specifically referring to this Agreement signed by the parties hereto.

         12.7 WAIVER. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         12.8 HEADINGS. The section and paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

         12.9 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 ARBITRATION. All disputes between the parties hereto shall be determined solely and exclusively by arbitration under the Federal Arbitration Act, as amended, and in accordance with the rules then in effect of the American Arbitration Association, or any successors hereto, in Orange County, California, unless the parties otherwise agree in writing. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party, in such event, fails to select an arbitrator within seven
(7) days, such arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.

        IN WITNESS WHEREOF, the undersigned corporations have caused this Stock Exchange Agreement to be executed by officers thereunto duly authorized, and the individuals have executed this Stock Exchange Agreement, on the date first above stated.


TECHNICLONE CORPORATION
                                      ------------------------------------------
                                      Jennifer H. Lobo

By: -------------------------------   ------------------------------------------
     Lon H. Stone, Chairman and CEO   Philip E. Thorpe, Ph.D.


                                      SANDERLING VENTURES
                                      MANAGEMENT

                                      By:
                                          --------------------------------------
                                      Its:
                                          --------------------------------------

                                      SANDERLING VENTURE
                                      PARTNERS III, L.P.

                                      By:
                                          --------------------------------------
                                      Its:
                                          --------------------------------------

                                      SANDERLING III LIMITED
                                      PARTNERSHIP

                                      By:
                                          --------------------------------------
                                      Its:
                                          --------------------------------------

                                      SANDERLING III BIOMEDICAL, L.P.

                                      By:
                                          --------------------------------------
                                      Its:
                                          --------------------------------------

                                      CODAN TRUST COMPANY LTD.,
                                      as Trustees of the Peregrine Medical Trust

                                      By:
                                          --------------------------------------
                                          Jennifer H. Lobo
                                      Its:
                                          --------------------------------------

                                       BIOTECHNOLOGY FINANCIAL CORP.
                                       PROFIT SHARING PLAN

                                       By:
                                          --------------------------------------
                                           Jennifer H. Lobo
                                       Its:
                                          --------------------------------------

                                       S.K. PARTNERS, L.P.

                                       By:
                                          --------------------------------------
                                       Its:
                                          --------------------------------------

                                       -----------------------------------------
                                       Marc E. Lippman, M.D.

                                       -----------------------------------------
                                       Phyllis Rand

                                       -----------------------------------------
                                       Thomas Maciag, Ph.D.

                                       -----------------------------------------
                                       Stuart A. Aaronson, M.D.

                                       -----------------------------------------
                                       Merton Bernfield, M.D.

                                       -----------------------------------------
                                       Harold F. Dvorak, M.D.

                                       -----------------------------------------
                                       Rakesh K. Jain, Ph.D.

                                       -----------------------------------------
                                       Michael Klagsbrun, Ph.D.

                                       -----------------------------------------
                                       Christina L. Schumacher

                                       -----------------------------------------
                                       Steven King

                                       BETH ISRAEL HOSPITAL

                                       By:
                                          --------------------------------------
                                       Its:
                                          --------------------------------------